UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): September 25, 2009 (September 24, 2009)

CHINA BIOLOGIC PRODUCTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-52807	75-2308816
(State of Incorporation)	(Commission File No.)	(IRS Employer ID No.)

No. 14 East Hushan Road,
Taian City, Shandong 271000
People's Republic of China
(Address of Principal Executive Offices)

(+86) 538 -620-2306
Registrant's Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01     OTHER EVENTS.

On September 21, 2009, China Biologic Products, Inc. (the "Company"), exercised its right to call all outstanding and unexercised warrants to purchase the Company’s common stock, par value $0.0001 per share, that were issued to investors in a July 2006 private placement (the "2006 Warrants"). Warrants issued to the placement agent in the 2006 offering were excluded from the call. The Company's right to call the 2006 Warrants was triggered by the recent satisfaction of the conditions to such right, including that the volume weighted average trading price per share of the Company’s common stock for 15 consecutive trading days, as reported by Bloomberg L.P., was equal to or greater than 160% of the exercise price of the 2006 Warrants. Holders of the 2006 Warrants had the right to exercise their right to purchase Company’s common stock at a price of $2.8425 per share, until 6:30 p.m. Eastern Standard Time on September 24, 2009, the call date, whereupon all such rights would be extinguished.

The Company completed the redemption of the callable 2006 Warrants on September 24, 2009. Warrants to purchase a total of 875,000 shares of the Company’s common stock were exercised, equal to 100% of all such warrants that remained outstanding and unexercised.

The Company received approximately $2.48 million in proceeds from the exercise of the warrants. The Company intends to use the proceeds for general corporate purposes.

ITEM 9.01     FINANCIAL STATEMENTS AND EXHIBITS.

(d)     Exhibits.

Exhibit No.	Description

10.1

Form of Stockholder Warrant to purchase Common Stock, dated as of July 19, 2006 (incorporated by reference to Exhibit 4.3 of the registration statement on Form SB-2, filed by the Company on September 5, 2007)

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA BIOLOGIC PRODUCTS, INC.

Date: September 25, 2009	/s/ Chao Ming Zhao
Chao Ming Zhao
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1

Form of Stockholder Warrant to purchase Common Stock, dated as of July 19, 2006 (incorporated by reference to Exhibit 4.3 of the registration statement on Form SB-2, filed by the Company on September 5, 2007)